Exhibit 99.1

ARC Group Acquisition I Corp Announces the Separate Trading of its Ordinary Shares, Warrants and Rights

NEW YORK, May 21, 2026 (GLOBE NEWSWIRE) — ARC Group Acquisition I Corp (NASDAQ: ARCL) (the “Company”) announced today that, commencing May 28, 2026, holders of the units sold in the Company’s initial public offering of 12,075,000 units (the “Units”) may commence separate trading of the underlying component securities. Each Unit consists of one ordinary share, par value $0.0001 per ordinary share (the “Ordinary Share”), one redeemable warrant (the “Warrant”) and one right to receive one-fourth (1/4) of one Ordinary Share upon the consummation of the Company’s initial business combination (the “Right”). Those units not separated will continue to trade on the Nasdaq Global Market (“Nasdaq”) under the symbol “ARCLU.”

The Ordinary Shares, the Warrants and the Rights that are separated will trade on Nasdaq under the symbols “ARCL,” “ARCLW” and “ARCLR” respectively. Holders of units will need to have their securities brokers contact Efficiency INC., 2440 Sand Hill Rd, Suite 101, Menlo Park, CA 94025, (415) 340-6708, the Company’s transfer agent, in order to separate the Units into Ordinary Shares, Warrants and Rights.

The Units were initially offered by the Company in an underwritten offering through ARC Group Securities LLC, which served as Lead Left Bookrunner and acted as the representative of the underwriters of the offering. A registration statement on Form S-1 relating to these securities (File Number 333-288410) was declared effective by the Securities and Exchange Commission on April 29, 2026. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

About ARC Group Acquisition I Corp

The Company is a blank check company incorporated as a British Virgin Islands business company and formed for the purpose of effecting a merger, amalgamation, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector or geographical location, it intends to identify and acquire a business where it believes its management teams’ and its affiliates’ expertise will provide it with a competitive advantage, including technology, healthcare and logistics industries.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds from the offering. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the U.S. Securities and Exchange Commission (the “SEC”). Copies of these documents are available on the SEC’s website, at www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

ARC Group Acquisition I Corp.

398 S Mill Avenue, Suite 306

Tempe, AZ 85284

Attn: Datuk Dr. Doris Wong Sing Ee

Chief Executive Officer & Executive Director

(928) 625-0928